Exhibit 99.1

ProFrac Holding Corp. Reports Strong 2022 Second Quarter Financial and Operational Results

ProFrac's Two-Prong Growth Strategy
– Acquire, Retire, Replace(TM) and scaling Vertical Integration –
Drives Significant Increases in Revenue, Net Income and Adjusted EBITDA

WILLOW PARK, Texas, Aug. 11, 2022 /PRNewswire/ -- ProFrac Holding Corp. (NASDAQ: PFHC) ("ProFrac" or the "Company") today announced strong financial and operational results for its second quarter ended June 30, 2022.

Second Quarter 2022 Results and Recent Highlights

  Total revenue grew approximately 40% sequentially to $589.8 million over 2022 first quarter revenue, on a pro forma basis for the FTSI acquisition,(1) of $421.6 million, and up over 70% over 2022 first quarter reported revenue of $345.0 million
  Net income rose to $70.1 million, which included $38.8 million of stock compensation expense related to a deemed contribution from a related party
  Net income excluding stock compensation expense related to a deemed contribution was $108.9 million, up over 350% compared to 2022 first quarter reported net income of $24.1 million
  Adjusted EBITDA(2) increased over 100% sequentially to $210.6 million compared to 2022 first quarter Adjusted EBITDA, on a pro forma basis for the FTSI acquisition,(3) of $99.4 million
  Annualized Adjusted EBITDA per fleet excluding Flotek was $28.1 million on 31 average active fleets during the quarter
  Announced pending acquisition of U.S. Well Services, Inc. in late June and expect to close the transaction in the fourth quarter of 2022
  Upsized Term Loan by $150 million and closed on the acquisition of the SPS Monahans assets in late July 2022
  Second quarter results include the consolidation of Flotek results after May 17, 2022 which contributed $15.4 million in revenue and ($7.5) million in Adjusted EBITDA

Ladd Wilks, ProFrac Holding Corp.'s Chief Executive Officer, stated, "Our business performed extremely well during the second quarter. We had 31 average active fleets during the quarter and we are currently deploying our first electric fleet into the field. We do not have plans to activate any additional conventional fleets at this time. We continue to focus our supply chain and our team on our existing fleets and our electric deployments. I am proud to partner with our customers and our team to continue pushing for a better, safer service company that provides best-in-class products and services, while focusing on driving superior returns for our shareholders."

Matt Wilks, Executive Chairman, added, "Over the past several quarters, we have been focused on executing our Acquire, Retire, Replace(TM) strategy and scaling our Vertical Integration strategy. As such, we are very pleased to report tremendous growth metrics during our second quarter which highlights the strong value of both strategies. The second quarter demonstrates our two-prong strategy in action because this is our first full quarter that includes the fleets acquired in the FTSI transaction. This is also the time that vertical integration matters the most. We are excited and look forward to continue proving the value creation potential of our two-prong growth strategy to our new investors as a public company as we integrate our most recently announced acquisitions."

Second Quarter 2022 Financial Results

For the second quarter of 2022, consolidated revenues totaled $589.8 million, or approximately $76 million per fleet on an annualized basis. On a pro forma basis for the FTSI acquisition, this compares to $421.6 million in the first quarter, or $54.4 million per fleet on an annualized basis. The increase was driven by higher average pricing, higher activity levels achieved with our fleets, and more materials provided to our customers.

Selling, general, and administrative costs ("SG&A") was $87.5 million and included $38.8 million of stock compensation expense related to a deemed contribution, $4.2 million of costs attributable to Flotek, $4.1 million in acquisition related expenses and included a full quarter of SG&A from FTSI. Higher costs were also driven by incentive compensation costs and acquisition related expenses during the quarter.

The stock-based compensation expense related to a deemed contribution of $38.8 million was related to shares sold by Farris Wilks and Dan Wilks (or entities they control) (collectively the "Wilks") to Ladd Wilks and Matt Wilks, respectively. These transfers were completed in connection with the IPO and the accounting treatment resulted in stock-based compensation funded directly by the Wilks.

Net income for the second quarter totaled $70.1 million. Net income excluding the stock compensation expense related to a deemed contribution from related parties was $108.9 million, compared to $24.1 million for the first quarter.

Adjusted EBITDA totaled $210.6 million in the second quarter, or $27.2 million per fleet on an annualized basis. Excluding the operating results attributable to Flotek, Adjusted EBITDA totaled $218.0 million, or $28.1 million per fleet on an annualized basis.

Operating cash flow was $39.5 million which was impacted by a working capital build due to increased pricing, increased activity levels, and increased materials provided to our customers.

The Company's average active fleet count for the second quarter was 31 fleets.

Outlook

The Company is deploying its first electric fleet during the third quarter and expects to average approximately 31 active fleets for the full quarter. We expect to deploy two more electric fleets in the fourth quarter. There are no current plans to reactivate any conventional or dual fuel fleets for the remainder of 2022.

The Company also expects incremental improvement in third quarter results, as compared to the second quarter attributable to further bundling of materials with our pressure pumping services, continued pricing improvements, and the anticipated deployment of our first electric fleet.

Business Segment Information

The Stimulation Services segment generated revenues in the second quarter of 2022 of $576.6 million, which resulted in $196.1 million of Adjusted EBITDA.

The Manufacturing segment generated revenues of $34.9 million in the second quarter of 2022, which resulted in $9.4 million of Adjusted EBITDA. Approximately 88% of the Manufacturing segment's revenue was intercompany.

The Proppant Production segment generated revenues of $17.5 million in the second quarter of 2022, which resulted in $12.6 million of Adjusted EBITDA. Approximately 66% of the Proppant Production segment's revenue was intercompany.

Our other business activities generated revenues of $15.4 million in the second quarter of 2022, which resulted in $(7.5) million of Adjusted EBITDA.

The Other business activities solely relate to the results of Flotek Industries, Inc. ("Flotek"). In May 2022, the Flotek shareholders approved the issuance of $50 million in initial principal amount of convertible notes that are convertible into Flotek common stock in exchange for amending our supply agreement to increase the term to ten years and the scope to 30 fleets. We were also granted the right to designate four of seven directors to Flotek's board of directors. As a result of our right to appoint directors without a direct equity interest, we determined that Flotek is a variable interest entity ("VIE"). We further determined that the Company is the primary beneficiary of the VIE, primarily due to our ability to appoint four of seven directors to Flotek's board of directors. As a result, and in accordance with GAAP, subsequent to May 17, 2022, we have accounted for this transaction as a business combination using the acquisition method of accounting and Flotek's financial results from May 17, 2022 to June 30, 2022 have been consolidated into our consolidated financial statements.

Capital Expenditures and Capital Allocation

Capital expenditures for full year 2022 are expected to range from $265 million to $290 million, which represents the high end of the range provided previously, due to increased activity levels and costs. The first electric fleet has been deployed for field trials and is expected to be fully deployed prior to the fourth quarter. The West Munger sand plant is expected to be operational by the beginning of the fourth quarter of this year.

Balance Sheet and Liquidity

Total gross debt outstanding as of June 30, 2022 was $495.0 million, $17.5 million of which was attributable to Flotek. Gross debt outstanding excluding amounts attributable to Flotek was $477.5 million, compared to $648.0 million as of March 31, 2022.

Total cash and cash equivalents as of June 30, 2022, was $73.7 million, $33.1 million of which was attributable to Flotek. Cash and cash equivalents excluding amounts attributable to Flotek was $40.6 million, compared to $28.7 million as of March 31, 2022.

As of June 30, 2022, and excluding amounts attributable to Flotek, the Company had $88.0 million of liquidity, including $40.6 million in cash and cash equivalents and net availability of $47.4 million under its asset-based credit facility.

On July 25, 2022, the Company entered into an amendment to its Term Loan Credit Facility to increase the size of the facility by $150 million, with an uncommitted option to obtain commitments for a potential additional $100 million of delayed draw loans before the earlier to occur of (i) the consummation of the pending acquisition of U.S. Well Services, Inc. and (ii) March 31, 2023.

SPS Monahans Acquisition

On July 25, 2022, the Company acquired SP Silica of Monahans, LLC, and SP Silica Sales, LLC (collectively, "SPS Monahans"), the West Texas subsidiaries of Signal Peak Silica, for approximately $90 million in cash plus approximately $10 million in working capital closing adjustments. For additional information related to the acquisition, please reference the Company's press releases available on its website at https://ir.pfholdingscorp.com/news-events/press-releases.

Footnotes

(1) Pro forma for the FTSI acquisition assumes that FTSI was acquired on 1/1/2022, in which case our combined first quarter revenue, net loss, and adjusted EBITDA would have totaled $421.6 million, $(1.2) million and $99.4 million, respectively.

(2) Adjusted EBITDA is a financial measure not presented in accordance with generally accepted accounting principles ("GAAP") (a "Non-GAAP Financial Measure").  Please see "Non-GAAP Financial Measures" at the end of this news release.

(3) Adjusted EBITDA per fleet is a Non-GAAP Financial Measure. Please see "Non-GAAP Financial Measures" at the end of this news release.

Conference Call

ProFrac has scheduled a conference call on Friday, August 12, 2022 at 11:00 a.m. Eastern time / 10:00 a.m. Central time. Please dial 412-902-0030 and ask for the ProFrac Holding Corp. call at least 10 minutes prior to the start time of the call, or listen to the call live over the Internet by logging on to the website at the address https://ir.pfholdingscorp.com/news-events/ir-calendar. A telephonic replay of the conference call will be available through August 19, 2022 and may be accessed by calling 201-612-7415 using passcode 13731713#. A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About ProFrac Holding Corp.

ProFrac Holding Corp. is a growth-oriented, vertically integrated and innovation-driven energy services company providing hydraulic fracturing, completion services and other complementary products and services to leading upstream oil and gas companies engaged in the exploration and production ("E&P") of North American unconventional oil and natural gas resources. Founded in 2016, The Company was built to be the go-to service provider for E&P companies' most demanding hydraulic fracturing needs. ProFrac is focused on employing new technologies to significantly reduce "greenhouse gas" emissions and increase efficiency in what has historically been an emissions-intensive component of the unconventional E&P development process. For more information, please visit the Company's website, https://www.pfholdingscorp.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release may be considered "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. In some cases, the reader can identify forward-looking statements by words such as "may," "should," "expect," "intend," "will," "estimate," "anticipate," "believe," "predict," or similar words. Forward-looking statements relate to future events or the Company's future financial or operating performance. These forward-looking statements include, among other things, statements regarding: the Company's strategies and plans for growth; the Company's positioning, resources, capabilities, and expectations for future performance; market and industry expectations; the anticipated timing of the Company's pending acquisition of U.S. Well Services, Inc.; the anticipated benefits of the Company's July 2022 acquisition of SPS Monahans; the Company's estimates with respect to the profitability and utilization of its electric, conventional and dual fleets; the Company's currently expected guidance regarding its third quarter 2022 results of operations; the Company's currently expected guidance regarding its full year 2022 capital expenditures and capital allocation; statements regarding the availability of funds under the Company's credit facilities; the Company's anticipated timing for operationalizing its new electric fleets and its West Munger sand plant; the amount of capital available to the Company in future periods under its Term Loan Credit Facility; any financial or other information based upon or otherwise incorporating judgments or estimates relating to future performance, events or expectations; any estimates and forecasts of financial and other performance metrics; and the Company's outlook and financial and other guidance. Such forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: the risk that the Company's pending acquisition of U.S. Well Services, Inc. may not be completed in a timely manner or at all; the ability to achieve anticipated benefits of the pending acquisition of U.S. Well Services, Inc. and the July 2022 acquisition of SPS Monahans, including risks relating to integrating acquired companies and personnel; the failure to operationalize the Company's new electric fleets and West Munger sand plant in a timely manner or at all; the Company's ability to deploy capital, including capital raised in the May 2022 IPO and capital currently and potentially available to the Company and Flotek in future periods, in a manner that furthers the Company's growth strategy, as well as the Company's general ability to execute its business plans; industry conditions, including fluctuations in supply, demand and prices for the Company's products and services; global and regional economic and financial conditions; the effectiveness of the Company's risk management strategies; the transition to becoming a public company; and other risks and uncertainties set forth in the sections entitled "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" in the Company's filings with the Securities and Exchange Commission ("SEC"), which are available on the SEC's website at www.sec.gov.

Forward-looking statements are also subject to the risks and other issues described below under "Non-GAAP Financial Measures," which could cause actual results to differ materially from current expectations included in the Company's forward-looking statements included in this press release. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward looking statements will be achieved, including without limitation any expectations about the Company's operational and financial performance or achievements through and including 2022. There may be additional risks about which the Company is presently unaware or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company anticipates that subsequent events and developments will cause its assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it expressly disclaims any duty to update these forward-looking statements, except as otherwise required by law.

Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted EBITDA per fleet are non-GAAP financial measures and should not be considered as substitutes for net income (loss) or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as a measure of our profitability or liquidity. Adjusted EBITDA and Adjusted EBITDA per fleet are supplemental measures utilized by our management and other users of our financial statements such as investors, commercial banks, research analysts and others, to assess our financial performance because they allow us to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and items outside the control of our management team (such as income tax rates).

We view Adjusted EBITDA and Adjusted EBITDA per fleet as important indicators of performance. We define Adjusted EBITDA as our net income (loss), before (i) interest expense, net, (ii) income tax provision, (iii) depreciation, depletion and amortization, (iv) loss on disposal of assets and (v) other unusual or non-recurring charges, such as costs and stock compensation expense related to our initial public offering, non-recurring supply commitment charges, certain bad debt expense and gain on extinguishment of debt. We define Adjusted EBITDA per fleet for a particular period as Adjusted EBITDA calculated as a daily average of active fleets during period.

We believe that our presentation of Adjusted EBITDA and Adjusted EBITDA per fleet will provide useful information to investors in assessing our financial condition and results of operations. In particular, we believe Adjusted EBITDA per fleet allows investors to compare the performance of our fleets across comparable periods and against the fleets of our competitors who may have different capital structures, which may make a fleet-for-fleet comparison more difficult. Net income (loss) is the GAAP measure most directly comparable to Adjusted EBITDA, and net income (loss) per fleet is the GAAP measure most directly comparable to Adjusted EBITDA per fleet. Adjusted EBITDA should not be considered as an alternative to net income (loss), and Adjusted EBITDA per fleet should not be considered as an alternative to net income (loss) per fleet. Adjusted EBITDA and Adjusted EBITDA per fleet have important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP financial measure. Because Adjusted EBITDA and Adjusted EBITDA per fleet may be defined differently by other companies in our industry, our definition of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and Adjusted EBITDA per fleet to the most directly comparable GAAP financial measure for the periods indicated.

-Tables to Follow-

ProFrac Holding Corp. (NasdaqGS: PFHC)
Consolidated Statements of Operations

	Three Months Ended				Six Months Ended
	Jun. 30	Mar. 31	Jun. 30	Mar. 31	Jun. 30	Jun. 30
(In thousands)	2022	2022	2021	2021	2022	2021

Revenues	$589,844	$344,980	$174,819	$149,586	$934,824	$324,405

Operating costs and expenses:
Costs of revenues, exclusive of depreciation, depletion and amortization	340,600	232,599	126,708	118,306	573,199	245,014
Depreciation, depletion and amortization	64,064	44,216	34,904	35,461	108,280	70,365
Loss (gain) on disposal of assets, net	2,143	(154)	1,868	2,207	1,989	4,075
Selling, general and administrative	87,548	34,127	14,094	13,778	121,675	27,872
Total operating costs and expenses	494,355	310,788	177,574	169,752	805,143	347,326

Operating income (loss)	95,489	34,192	(2,755)	(20,166)	129,681	(22,921)

Other (expense) income:
Interest expense, net	(13,451)	(9,272)	(6,187)	(6,035)	(22,723)	(12,222)
Loss on extinguishment of debt	(8,822)	(8,273)	-	-	(17,095)	-
Other income	989	8,231	53	187	9,220	240
Total other expense	(21,284)	(9,314)	(6,134)	(5,848)	(30,598)	(11,982)

Income (loss) before income tax provision	74,205	24,878	(8,889)	(26,014)	99,083	(34,903)
Income tax (provision) benefit	(4,112)	(752)	283	25	(4,864)	308

Net income (loss)	$70,093	$24,126	$(8,606)	$(25,989)	$94,219	$(34,595)

Less: net (income) loss attributable to ProFrac Predecessor	(56,157)	(23,710)	8,478	25,998	(79,867)	34,476
Less: net (income) loss attributable to noncontrolling interests	8,704	(416)	128	(9)	8,288	119
Less: net (income) loss attributable to redeemable noncontrolling interests	(16,082)	-	-	-	(16,082)	-

Net income (loss) attributable to ProFrac Holding Corp.	$6,558	$-	$-	$-	$6,558	$-

ProFrac Holding Corp. (NasdaqGS: PFHC)
Consolidated Balance Sheet

	Jun. 30	Mar. 31,	Dec. 31,
(In thousands)	2022	2022	2021

Assets
Current assets:
Cash and cash equivalents	$73,653	$28,654	$5,376
Accounts receivable, net	444,997	298,870	161,632
Accounts receivable - related party	3,637	3,396	4,515
Prepaid expenses, and other current assets	19,331	18,726	6,213
Assets held for sale	1,805	-	-
Inventories	192,377	139,143	73,942
Total current assets	735,800	488,789	251,678

Property, plant, and equipment	1,231,205	1,126,602	827,865
Accumulated depreciation and depletion	(566,960)	(506,831)	(464,178)
Property, plant, and equipment, net	664,245	619,771	363,687
Operating lease right-of-use assets	80,664	79,049	-
Deferred tax assets	3,316	-	-
Investments	49,752	78,296	4,244
Intangible assets, net	28,241	28,681	27,816
Goodwill	82,340	-	-
Other assets	19,267	19,302	17,145
Total assets	1,663,625	1,313,888	664,570

Liabilities, redeemable noncontrolling interest, and stockholders' and members' equity (deficit)
Current liabilities:
Accounts payable	178,905	216,054	121,070
Accounts payable - related party	37,577	19,553	21,275
Current portion of operating lease liabilities	9,160	8,371	-
Accrued expenses	159,304	90,079	38,149
Other current liabilities	15,835	36,123	34,400
Current portion of long-term debt	51,329	47,620	31,793
Total current liabilities	452,110	417,800	246,687

Long-term debt	427,961	488,204	235,128
Long-term debt - related party	-	89,800	34,645
Operating lease liabilities	75,397	70,815	-
Other liabilities	-	902	-
Total liabilities	955,468	1,067,521	516,460

Redeemable noncontrolling interest	2,024,687	-	-

Stockholders' and members' equity	-	244,992	147,015
Preferred stock	-	-	-
Class A common stock	412	-	-
Class B common stock	1,011	-	-
Additional paid-in capital	-	-	-
Accumulated deficit	(1,410,780)	-	-
Accumulated other comprehensive (loss) income	(36)	(46)	56
Total stockholders' and members' equity (deficit) attributable to ProFrac Holding Corp.	(1,409,393)	244,946	147,071
Noncontrolling interests	92,863	1,421	1,039
Total stockholders' and members' equity (deficit)	(1,316,530)	246,367	148,110
Total liabilities, redeemable noncontrolling interest, and stockholders' and members' equity (deficit)	$1,663,625	$1,313,888	$664,570

ProFrac Holding Corp. (NasdaqGS: PFHC)
Consolidated Statements of Cash Flow

	Three Months Ended		Six Months Ended
	Jun. 30	Mar. 31	Jun. 30	Jun. 30
(In thousands)	2022	2022	2022	2021

Cash flows from operating activities:
Net income (loss)	$70,093	$24,126	$94,219	$(34,595)

Adjustments to reconcile net income to net (loss) cash provided by operating activities:
Depreciation, depletion and amortization	64,064	44,216	108,280	70,365
Stock based compensation	40,304	-	40,304	-
Loss (gain) on disposal of assets, net	2,143	(154)	1,989	4,075
Non-cash loss on extinguishment of debt	5,946	4,284	10,230	-
Amortization of debt issuance costs	1,358	1,371	2,729	1,063
Bad debt expense, net of recoveries	-	5	5	83
Deferred tax expense	1,024	-	1,024	-
Unrealized gain on investments, net	(426)	(8,100)	(8,526)	-
Changes in operating assets and liabilities:
Accounts receivable	(127,515)	(46,856)	(174,371)	(25,317)
Inventories	(41,024)	(22,857)	(63,881)	(7,423)
Prepaid expenses and other assets	1,545	(8,653)	(7,108)	201
Accounts payable	(42,574)	29,824	(12,750)	(286)
Accrued expenses	60,007	22,622	82,629	18,614
Deferred revenues and other liabilities	4,545	5,146	9,691	-
Net cash provided by operating activities	39,490	44,974	84,464	26,780

Cash flows from investing activities:
Investment in property, plant & equipment	(74,577)	(41,492)	(116,069)	(53,607)
Proceeds from sale of assets	479	45,622	46,101	17,586
Acquisitions, net of cash acquired	21,723	(278,990)	(257,267)	(2,430)
Investment in preferred shares of BPC	-	(47,202)	(47,202)	-
Initial investment in Flotek	-	(10,000)	(10,000)	-
Other Investments	-	(3,893)	(3,893)	-
Net cash used in investing activities	(52,375)	(335,955)	(388,330)	(38,451)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	27,214	560,346	587,560	42,084
Repayments of long-term debt	(270,005)	(227,820)	(497,825)	(18,856)
Borrowings from revolving credit agreements	99,313	97,920	197,233	14,000
Repayments to revolving credit agreements	(26,669)	(96,214)	(122,883)	(10,000)
Payment of debt issuance costs	(671)	(22,913)	(23,584)	(1,127)
Member contribution	-	5,000	5,000	-
Proceeds from issuance of common stock	329,118	-	329,118	-
Payment of THRC related equity	(72,931)	-	(72,931)	-
Payment of common stock issuance costs	(27,444)	-	(27,444)	-
Net cash provided by financing activities	57,925	316,319	374,244	26,101

Net increase in cash, cash equivalents, and restricted cash	$45,040	$25,338	$70,378	$14,430
Cash, cash equivalents, and restricted cash beginning of period	30,714	5,376	5,376	2,952
Cash, cash equivalents, and restricted cash end of period	$75,754	$30,714	$75,754	$17,382

ProFrac Holding Corp. (NasdaqGS: PFHC)
Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended				Six Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,
(In thousands)	2022	2022	2021	2021	2022	2021

Net income (loss)	$70,093	$24,126	$(8,606)	$(25,989)	$94,219	$(34,595)

Interest expense, net	13,451	9,272	6,187	6,035	22,723	12,222
Depreciation, depletion and amortization	64,064	44,216	34,904	35,461	108,280	70,365
Income tax provision (benefit)	4,112	752	(283)	(25)	4,864	(308)
Loss (gain) on disposal of assets, net	2,143	(154)	1,868	2,207	1,989	4,075
Loss on extinguishment of debt	8,822	8,273	-	-	17,095	-
Litigation	4,000	-	-	-	4,000	-
Stock based compensation	1,455	-	-	-	1,455	-
Stock based compensation related to deemed contributions	38,849	-	-	-	38,849	-
Bad debt expense, net of recoveries	-	5	-	-	5	-
(Gain) loss on foreign currency transactions	(58)	12	-	-	(46)	-
Reorganization costs	-	55	-	-	55	-
Acquisition related expenses	4,063	13,019	-	-	17,082	-
Unrealized gain on investments, net	(426)	(8,100)	-	-	(8,526)	-
Adjusted EBITDA	$210,568	$91,476	$34,070	$17,689	$302,044	$51,759

ProFrac Holding Corp. (NasdaqGS: PFHC)
Pro Forma Reconciliation of Net Income (Loss) to Adjusted EBITDA

Three Months Ended
Mar. 31,
(In thousands)	2022

Pro forma net income (loss)	$(1,223)

Interest expense, net	13,761
Depreciation, depletion and amortization	56,788
Income tax provision	752
Gain on disposal of assets, net	(159)
Loss on extinguishment of debt	8,273
Litigation	-
Stock based compensation	6,495
Stock based compensation related to deemed contributions	-
Bad debt expense, net of recoveries	5
(Gain) loss on foreign currency transactions	12
Reorganization costs	(74)
Acquisition related expenses	22,909
Unrealized gain on investments, net	(8,100)
Pro forma adjusted EBITDA	$99,439

ProFrac Holding Corp. (NasdaqGS: PFHC)
Reconciliation of Net Income (Loss) to Pro Forma Adjusted EBITDA excluding Flotek

	Three Months Ended
	Jun. 30,	Mar. 31,
(In thousands except average active fleets and annualization factor)	2022	2022

Net income (loss)	$70,093	$(1,223)

Interest expense, net	13,451	13,761
Depreciation, depletion and amortization	64,064	56,788
Income tax provision	4,112	752
Loss (gain) on disposal of assets, net	2,143	(159)
Loss on extinguishment of debt	8,822	8,273
Litigation	4,000	-
Stock based compensation	1,455	6,495
Stock based compensation related to deemed contributions	38,849	-
Bad debt expense, net of recoveries	-	5
(Gain) loss on foreign currency transactions	(58)	12
Reorganization costs	-	(74)
Acquisition related expenses	4,063	22,909
Unrealized gain on investments, net	(426)	(8,100)
Total adjusted EBITDA for reportable segments	$210,568	$99,439
Less: Flowtek operating results	7,454	-
Adjusted EBITDA excluding Flotek	218,022	99,439
Average active fleets	31	31
Adjusted EBITDA excluding Flotek per average active fleet	7,033	3,208
Annualization factor	4	4
Annualized adjusted EBITDA excluding Flotek per average active fleet	$28,132	$12,831

ProFrac Holding Corp. (NasdaqGS: PFHC)
Segment Information

	Three Months Ended				Six Months Ended
	Jun. 30	Mar. 31	Jun. 30	Mar. 31	Jun. 30	Jun. 30
(In thousands)	2022	2022	2021	2021	2022	2021

Revenues
Stimulation services	$576,556	$336,155	$168,506	$143,703	$912,711	$312,209
Manufacturing	34,854	32,006	16,223	14,657	66,860	30,880
Proppant production	17,531	12,408	7,781	5,589	29,939	13,370
Other	15,359	-	-	-	15,359	-
Total segments	644,300	380,569	192,510	163,949	1,024,869	356,459
Eliminations	(54,456)	(35,589)	(17,691)	(14,363)	(90,045)	(32,054)
Total revenues	$589,844	$344,980	$174,819	$149,586	$934,824	$324,405

Adjusted EBITDA
Stimulation services	$196,088	$73,569	$30,475	$12,953	$269,657	$43,428
Manufacturing	9,360	10,022	349	2,330	19,382	2,679
Proppant production	12,574	7,885	3,246	2,406	20,459	5,652
Other	(7,454)	-	-	-	(7,454)	-
Adjusted EBITDA for reportable segments	$210,568	$91,476	$34,070	$17,689	$302,044	$51,759

ProFrac Holding Corp. (NasdaqGS: PFHC)
Net Debt

	Jun. 30,	Mar. 31
(In thousands)	2022	2022

Current portion of long-term debt	$51,329	$47,620
Long-term debt	427,961	488,204
Long-term debt - related party	-	89,800
Total debt	479,290	625,624

Plus: Unamortized debt issuance costs	15,755	22,388
Total gross debt	495,045	648,012

Less: Cash and cash equivalents	(73,653)	(28,654)
Net debt	$421,392	$619,358

ProFrac Holding Corp. (NasdaqGS: PFHC)
Net Debt excluding Flotek

Jun. 30,
(In thousands)	2022

Current portion of long-term debt	$36,938
Long-term debt	424,825
Long-term debt - related party	-
Total debt	461,763

Plus: Unamortized debt issuance costs	15,755
Total gross debt	477,518

Less: Cash and cash equivalents	(40,569)
Net debt	$436,949

Contacts:	ProFrac Holding Corp.
Lance Turner – Chief Financial Officer
investors@profrac.com

Dennard Lascar Investor Relations
Ken Dennard / Rick Black
PFHC@dennardlascar.com